Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-249231, 333-249229, 333-249219, 333-256967, and 333-256974) of Pruco Life Insurance Company of our report dated March 16, 2022 relating to the consolidated financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

New York, New York
March 16, 2022